EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2-77590, No. 2-95258, No. 033-00661, No. 333-54560, No. 333-105527, No. 333-130382, No. 333-174783, No. 333-186094 and No. 333-189384 each on Form S-8, and Registration Statement No. 333-181590 on Form S-3, of our reports dated February 25, 2014, relating to the consolidated financial statements and financial statement schedule of Fifth & Pacific Companies, Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of Fifth & Pacific Companies, Inc. and subsidiaries for the year ended December 28, 2013.

/s/    DELOITTE & TOUCHE LLP

New York, New York
February 25, 2014